Exhibit 15.1

                Letter on Unaudited Interim Financial Information

                                W. ALAN JORGENSEN
                           Certified Public Accountant

                 720 Third Avenue, Suite 1910, Seattle, WA 98104


206 521-0403                                                    Fax 206 624-3999




Board of Directors
Tribeworks, Inc.
San Francisco, CA


         I have reviewed the accompanying balance sheet as of June 30, 2000 and the related statements of operations, and cash flows for Tribeworks, Inc. for the three-month period then ended. These financial statements are the responsibility of the Company's management.

         I conducted my review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.

         Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.




/s/W. ALAN JORGENSEN
----------------------
W. Alan Jorgensen, CPA

August 1, 2000


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